Exhibit 10.15

January 30, 2014

John McBride

89 West Main Street

Westborough, MA 01581

Dear John:

It is my pleasure to extend to you this offer of employment with Tokai Pharmaceuticals, Inc. (the “Company”). On behalf of the Company, I set forth below the terms of your employment:

1.	Employment. You will be employed to serve on a full-time basis as Chief Operating Officer, effective February 3, 2014. As Chief Operating Officer, you will be responsible for the daily operations of the Company plus any other duties as may from time to time be assigned to you by the Company. You shall report to the Chief Executive Officer or his/her designee, and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Notwithstanding the foregoing, you may continue to serve on the Board of Directors of Intezyne, Inc. provided that doing so does not interfere with you fulfilling your responsibilities as Chief Operating Officer of Tokai. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $12,500 per semi-monthly pay period (which if annualized equals $300,000 dollar amount), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. In addition, the Company agrees to compensate you for the employer paid portion of the current family medical and dental plans offered to employees as long as you are not participating in the plans.

3.	Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a retention and performance bonus of up to 20% of your annualized base salary, based on your performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion. In any event, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any such bonus award, as it also serves as an incentive to remain employed by the Company.

4.	Equity. Subject to approval by the Board, you will receive an option to purchase, 2,190,107 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of one share of the Common Stock as determined by the Board in its sole discretion (the “Option”). The Option would be granted pursuant and subject to the terms of a stock option agreement to be entered into with the Company and under the Company’s Stock Incentive Plan.

The Option would vest over a four year period, with the first twelve and a half percent (12.5%) of the Option vesting upon the date that is five (5) months after the first day of the first month following the month in which your employment hereunder commences and the balance of the Option vesting in 42 equal monthly installments on the first day of each month thereafter, subject to your continued employment with the Company through each vesting date.

Notwithstanding the foregoing, in the event that a Change in Control of the Company occurs or a definitive agreement that results in a Change of Control of the Company is entered into prior to August 3, 2014, then immediately prior to the Change in Control of the Company, the Option with respect to 50% of the underlying shares originally covered by the Option (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock) will terminate and be of no further force or effect, and the balance of the Option shall continue in force or effect as if it had originally been granted for a number of shares equal to 50% of the underlying shares originally covered by the Option (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock).

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set for below.

5.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

6.	Business Expenses: The Company will reimburse you for all submitted reasonable and documented business expenses in accordance with Company policy.

7.	Vacation. You will be eligible for a maximum of four weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. Pursuant to Company policy, vacation time cannot be carried over from year to year.

8.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement. You will be required to execute the attached Confidentiality, Inventions, Non-

Competition and Non- Solicitation Agreement (the “Non-Competition Agreement”) as a condition of employment.

9.	No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

10.	Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

12.	Termination Without Cause

a.

Severance. In the event the Company terminates your employment without “Cause” (as defined below), then, subject to the terms and conditions set forth in Exhibit A, and provided that you have been employed by the Company for at least three (3) months, and provided further that you execute and return to the Company a severance and release of claims agreement provided by and satisfactory to the Company (the “Severance Agreement”) and such Severance Agreement becomes binding and enforceable within 60 calendar days after your termination of employment, the Company will, during the “Severance Period” (as defined below), continue to pay to you as severance pay your then current base salary in accordance with the Company’s then current payroll practices. As used herein, the “Severance Period” shall commence on the Company’s first payroll period after your Severance Agreement becomes binding (the “Effective Date”), and shall continue until the earlier of (x) the six-month anniversary of the Effective Date, and (y) the date on which you commence employment with or begin providing services to another person, employer, or entity, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which your employment ends, payments will not be made before the first payroll period of the subsequent year. You are required to immediately provide the Company with written notice upon your commencement of employment with or provision of services to another person, employer, or entity. Any severance pay hereunder will be subject to all applicable taxes and withholdings. You shall not be entitled to any severance pay if your employment is terminated by the Company for Cause, or if you resign your employment with the Company for any reason.

b.	Cause. For purposes of this Section 12, the term “Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence,(ii) breached or threatened to breach the Non-Competition Agreement, (iii) violated Company policies or procedures, and/or (iv) failed to perform your assigned duties to the Company’s satisfaction, following notice of such failure by the Company and a period of fifteen (15) days to cure.

13.	Entire Agreement. This letter, together with the Non-Competition Agreement and the option agreement evidencing the Option, constitute the entire agreement between you and the Company pertaining to their subject matter, and supersede all previous written or oral representations, agreements and understandings between you and the Company related to the subject matter of this letter and those agreements. Accordingly, upon the Effective Date, the Consulting Agreement dated April 3, 2013 between Alliance Life Science Advisors, Inc. and the Company shall terminate and be of no further force or effect except as provided therein, and your obligations under the Non-Competition Agreement shall apply to Confidential Information, the Materials and Service-related IP (each as defined in the Consulting Agreement) as if the effective date of this letter and the Non-Competition Agreement were April 3, 2013.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Non-Competition Agreement. If you do not accept this offer by “10 days from acceptance”, the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Jodie P. Morrison
Jodie P. Morrison
President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Tokai Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

/s/ John McBride		2/7/14
John McBride	Date

Solely for purposes of Section 13

ALLIANCE LIFE SCIENCES ADVISORS, INC.

/s/ John McBride
By:	John McBride
Title:	President

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, payments or benefits under Section 12(a) of the offer letter shall begin only following the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 12(a) of the offer letter, as applicable:

(a) It is intended that each installment of the payments and benefits provided under Section 12(a) of the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 12(a) of the offer letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 12(a) of the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of the offer letter, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii) Each installment of the payments and benefits due under Section 12(a) of the offer letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.